EXHIBIT 10.1

2006 STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

OF

ALBEMARLE CORPORATION

Section 1: Purpose. The Purpose of the 2006 Stock Compensation Plan for Non-Employee Directors of Albemarle Corporation (hereinafter referred to as the “Plan”) is to enable the Corporation to pay part of the compensation of its non-employee Directors in shares of the Corporation’s common stock.

Section 2: Effective Date. This Plan shall be effective upon the approval of the Plan by the stockholders of the Corporation.

Section 3: Administration. This Plan shall be administered by the Corporate Governance and Social Responsibility Committee of the Board of Directors (hereinafter referred to as the “Committee”). The Committee may interpret the Plan, establish administrative regulations to further the purpose of the Plan and take any other action necessary to the proper operation of the Plan. All decisions and acts of the Committee shall be final and binding upon all Participants.

Section 4: Participation. Each non-employee who is a Director of the Corporation on the Effective Date of the Plan or who thereafter becomes a Director of the Corporation shall be a Participant in the Plan (hereinafter referred to as a “Participant”) until the non-employee director is no longer serving as a non-employee Director of the Corporation.

Section 5: Limit on Shares. No more than 75,000 shares of the Corporation’s Common Stock (hereinafter referred to as the “Shares”) may be issued under this Plan, subject to adjustment under Section 8.4 hereof.

Section 6: Grant of Shares. On the first business days of January, April, July and October each year, the Corporation will grant to each Participant 100 Shares. The Board shall have the authority to increase the amount of Shares issued to each Director during a calendar year but in no event shall more than 1000 Shares be issued to a Participant during any calendar year.

Section 7: Amendment, Suspensions or Termination. The Board of Directors may amend, suspend or terminate the Plan, but no such amendment shall, (i) increase the number of Shares that may be granted to any Participant under this Plan, except as provided in Section 6 hereof, or (ii) increase the total number of Shares that may be granted under this Plan; provided, however, that the Plan may not be amended more than once every six months other than to comply with changes in the Internal Revenue Code of 1986, as amended, or any rules or regulations promulgated thereunder. Any amendment of this Plan shall comply with the rules of the New York Stock Exchange or such other primary exchange on which the Shares are then traded.

Section 8: Miscellaneous.

8.1: Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for re-election by the Corporation’s stockholders.

8.2: Shares granted under the Plan may be newly-issued shares or shares which are reacquired by the Corporation on the open market.

8.3: Shares granted pursuant to the Plan shall be in addition to any annual retainer, attendance fees or other compensation payable to a Participant.

8.4: In the event of any change in capital, shares of capital stock, or any special distribution to the stockholders, the Board of Directors shall make equitable adjustments in the number of Shares that have been, or thereafter may be, granted to Participants.

8.5: The Plan shall be interpreted in accordance with, and the enforcement of the Plan shall be governed by, the laws of the state of Virginia.